MORRISON, BROWN, ARGIZ & COMPANY





Securities and Exchange Commission
450 5th Street, NW
Washington, D.C.



Gentlemen:


     We were previously principal accountants for Pelican Properties International, Inc. ("Company") and on April 2, 1999 we reported on the consolidated financial statements of the Company as of and for the year ended December 31, 1998. We have read the Company's statements included under Item 4 of its Form 8K dated January 19, 2000, and are in agreement with the statements contained in Paragraphs (a), (b) and (c) on Page 2, therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


/s/ MORRISON, BROWN, ARGIZ & CO.
--------------------------------
MORRISON, BROWN, ARGIZ & CO.
Certified Public Accountants
Miami, Florida
February 3, 2000